Ex. (h)(2)

EXECUTION COPY

FORM OF PRICING AND BOOKKEEPING OVERSIGHT AND SERVICES AGREEMENT

This agreement (this “Agreement”) is made as of [December     , 2009], by and between BofA Funds Series Trust, a Delaware statutory trust, on behalf of its series, listed on Schedule A hereto, as amended from time to time (the trust being hereinafter referred to as the “Trust” and each series of the Trust, if any, being hereinafter referred to as a “Fund”), and Columbia Management Advisors, LLC (“CMA”), a Delaware limited liability company.

WHEREAS, pursuant to that certain Accounting Services Agreement (the “Accounting Agreement”) dated as of [December     , 2009], by and among the Trust, on behalf of the Funds, CMA and State Street Bank and Trust Company (“SSB”), SSB has agreed to provide certain services to the Funds (such services, the “Accounting Services”);

WHEREAS, pursuant to that certain Financial Reporting Services Agreement (the “Financial Reporting Agreement”) dated as of [December     , 2009], by and among the Trust, on behalf of the Funds, CMA and SSB, SSB has agreed to provide certain services to the Funds (such services, together with the Accounting Services, and including, without limitation, those services set forth on Schedule B hereto, the “Services”); and

WHEREAS, CMA, pursuant to certain investment advisory, administrative and/or other agreements (collectively, the “CMA Fund Agreements”), has undertaken to provide various services to the Trust and the Funds and is willing to oversee the Services upon the terms and subject to the conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

1.	Oversight Services. Subject to the terms of this Agreement and the supervision and control of the Trust’s board of trustees, CMA agrees to oversee the provision of the Services by SSB to the Funds.

2.	Standard of Care. In the absence of willful misfeasance, bad faith or negligence on the part of CMA, or reckless disregard of its obligations and duties hereunder, CMA shall not be subject to any liability to the Trust or any Fund, to any shareholder of the Trust or any Fund or to any other person, firm or organization for any act or omission in the course of, or in connection with, rendering oversight services hereunder. The provisions of this Paragraph 2 shall survive any termination of this Agreement.

3.	Indemnification. The Trust, on behalf of each of its Funds, shall indemnify CMA against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to a particular Fund and not resulting from the willful misfeasance, bad faith or negligence of CMA in the performance of such obligations and duties or by reason of its reckless disregard thereof. CMA shall not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with such Trust’s prior written consent, which may be given or withheld in such Trust’s absolute discretion. Any amounts payable by the Trust under this Paragraph 3 shall be satisfied only out of the assets of the Fund involved in the claim, demand, action or suit and not out of the assets of any other Fund.

4.	Sarbanes-Oxley Act. CMA agrees that any information (a)(i) that is provided by CMA or (ii) the provision of which is overseen by CMA and (b) that is necessary to complete a report or other filing that is required to be certified by officers of the Trust pursuant to the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (“SOX”) will be true and complete when provided to the Trust and/or to officers of the Trust. CMA further agrees that any written representation or certification that CMA provides to the Trust and/or to officers of the Trust in support of a certification by such Trust and/or officers of such Trust to the Securities and Exchange Commission pursuant to SOX will be true and complete when given. The provisions of this Paragraph 4 shall survive any termination of this Agreement.

5.	Fund expenses. CMA agrees that it will monitor, budget and approve Fund expenses.

6.	Compliance. CMA agrees to comply with all applicable federal, state and local laws, regulations, codes, orders and rules in the performance of its duties under this Agreement. CMA agrees to provide the Trust

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with such certifications, reports and other information as such Trust may reasonably request from time to time to assist it in complying with, and monitoring compliance with, applicable laws, regulations, codes, orders and rules.

7.	Confidentiality. CMA agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records and other information relative to such Trust and its prior, present or potential shareholders and not to use such records and information for any purpose other than the performance of its duties under this Agreement; provided, however, that after prior notification of and written approval by the Trust (which approval shall not be withheld if CMA would be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities having proper jurisdiction, and which approval shall not be withheld unreasonably in any other circumstance), CMA may disclose such records and/or information as so approved.

8.	Term. This Agreement (a) shall continue in effect from year to year so long as approved annually by vote of a majority of the Trustees, including a majority of the Trustees who are not affiliated with CMA, and until the later of (i) the date on which the Accounting Agreement is terminated and (ii) the date on which the Financial Reporting Agreement is terminated; (b) may be terminated at any time without penalty upon sixty days’ prior written notice by either party to the other; and (c) may be terminated at any time for cause by either party if such cause remains unremedied for a reasonable period not to exceed ninety days after receipt of written specification of such cause. If the Trust designates a successor to any of CMA’s obligations other than as a result of the termination of this Agreement pursuant to clause (c) above, CMA shall, at the expense and direction of such Trust, transfer to such successor all relevant Fund records maintained by CMA. A termination of this Agreement by the Trust, or by the Trust on behalf of one or more Funds, shall not terminate this Agreement with respect to the other Funds of such Trust.

9.	Amendment. This Agreement may be modified only by a written instrument executed by each party hereto.

10.	No Change; Compensation. Nothing contained herein shall be deemed to modify the rights and obligations of the parties hereto under any other CMA Fund Agreements. For services provided pursuant to this Agreement, the Trust on behalf of each Fund will reimburse to CMA, or to such person(s) as CMA may from time to time instruct, expenses of CMA set forth on Schedule C hereto.

11.	Miscellaneous.

a.	This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without regard to any conflicts of law or related principles that would cause the application of the laws of any other jurisdiction.

b.	The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement or otherwise affect their construction or effect.

c.	This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, and all of which, taken together, shall constitute one and the same instrument.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BOFA FUNDS SERIES TRUST ON BEHALF OF ITS FUNDS

By:
Name:
Title:

COLUMBIA MANAGEMENT ADVISORS, LLC

By:
Name:
Title:

SIGNATURE PAGE TO PRICING AND BOOKKEEPING OVERSIGHT AND SERVICES AGREEMENT

SCHEDULE A

Trusts and Funds

Fund Name	Trust Name
Schedule A1 (Fund pays expenses)
Columbia California Tax-Exempt Reserves	BofA Funds Series Trust
Columbia Cash Reserves	BofA Funds Series Trust
Columbia Connecticut Municipal Reserves	BofA Funds Series Trust
Columbia Daily Cash Reserves	BofA Funds Series Trust
Columbia Government Plus Reserves	BofA Funds Series Trust
Columbia Government Reserves	BofA Funds Series Trust
Columbia Massachusetts Municipal Reserves	BofA Funds Series Trust
Columbia Money Market Reserves	BofA Funds Series Trust
Columbia Municipal Reserves	BofA Funds Series Trust
Columbia New York Tax-Exempt Reserves	BofA Funds Series Trust
Columbia Tax-Exempt Reserves	BofA Funds Series Trust
Columbia Treasury Reserves	BofA Funds Series Trust

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SCHEDULE B

Services

1.	Value all securities and other assets of each Fund, and compute the net asset value per share of each Fund, at such times and dates, in the manner and by such methodology as is specified in the then currently effective prospectus and statement of additional information for each Fund, and pursuant to such other written procedures or instructions furnished by the Trust.

2.	Calculate with such frequency, at such times and dates and in such manner as the Trust directs in writing the net income of each Fund for dividend purposes and on a per share basis, accruing dividend and interest accruable to such Fund unless otherwise instructed by the Trust.

3.	Calculate gains or losses of each Fund from the sale or other disposition of assets of such Fund as the Trust directs.

4.	At the request of the Trust, compute yields for each Fund of the Trust for such periods and using such formula as the Trust instructs.

5.	Provide the Trust, the Trust’s transfer agent and such other parties as the Trust may direct with the net asset value per share, the net income per share and the yields for each Fund of the Trust at such time, in such manner and format and with such frequency as may be agreed with the Trust.

6.	As agent for the Trust, maintain and keep current and preserve the general ledger and other accounts, books, and financial records of the Trust relating to activities and obligations under this Agreement in accordance with the applicable provisions of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder, such ledger, accounts, books and financial records to remain the property of the Trust and to be surrendered to the Trust promptly upon request in the form in which such records have been maintained and preserved.

7.	Make available on its premises during regular business hours all records of the Trust for reasonable audit, use and inspection by the Trust, its agents and any regulatory agency having authority over the Trust.

8.	Provide disaster planning to minimize possible service interruption to the Funds.

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SCHEDULE C

Reimbursable Expenses

The Trust, on behalf of each of its Funds, shall reimburse CMA for any and all out-of-pocket expenses and charges, including fees payable to third parties, such as for pricing the Fund’s portfolio securities, incurred in the performance of services under this Agreement.

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